EXHIBIT 99.1

Zumiez Inc. Reports October 2018 Sales Results

October 2018 Comparable Sales Increased 1.6%

LYNNWOOD, Wash., Nov. 07, 2018 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today announced, that total net sales for the four-week period ended November 3, 2018 increased 0.6% to $61.9 million, compared to $61.5 million for the four-week period ended October 28, 2017.  The Company's comparable sales increased 1.6% for the four-week period ended November 3, 2018 compared to a comparable sales increase of 6.6% for the four-week period ended October 28 2017.

To hear the Zumiez prerecorded October sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of November 3, 2018, we operated 703 stores, including 609 in the United States, 50 in Canada, 37 in Europe and 7 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, blue-tomato.com and fasttimes.com.au.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200